                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement        [ ]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Shoney's, Inc.
------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:
                            SHONEY'S, INC.(R) LOGO

                               1727 ELM HILL PIKE
                           NASHVILLE, TENNESSEE 37210

------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD TUESDAY, MARCH 23, 1999
------------------------------------------------------------------------------

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Shoney's, Inc. will be held in the Fifth Floor Auditorium of the First American Center, 300 Union Street, Nashville, Tennessee 37237, on Tuesday, March 23, 1999, at 9:00 a.m. Central Standard Time for the following purposes:

            (1) To elect a Board of eight directors to serve until the 2000 annual meeting of shareholders or until their respective successors shall have been duly elected and qualified; and

            (2) To transact such other business as may properly come before the meeting.

      Only shareholders of record at the close of business on January 20, 1999 will be entitled to vote at the Annual Meeting.

      All shareholders are cordially invited to attend the Annual Meeting. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE PROVIDED. This will not prevent you from voting in person, should you so desire, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted.

                                          By Order of the Board of Directors,

                                          /s/ F.E. McDaniel, Jr.

                                          F.E. McDaniel, Jr.
                                          Secretary and General Counsel
Nashville, Tennessee
February 26, 1999

                               PROXY STATEMENT
                           ----------------------
           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 23, 1999
                   ------------------------------------------

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Shoney's, Inc., a Tennessee corporation (the "Company," which, unless otherwise indicated, includes all corporate predecessors and subsidiaries of the Company), from holders of the Company's shares of $1.00 par value common stock (the "Shares") to be voted at the 1999 annual meeting of shareholders of the Company (the "Annual Meeting") to be held in the Fifth Floor Auditorium of the First
American Center, 300 Union Street, Nashville, Tennessee 37237, on Tuesday,
March 23, 1999, at 9:00 a.m. Central Standard Time, and at any adjournments or postponements thereof. The first date on which this Proxy Statement and form of proxy with respect thereto are being sent or given to shareholders is on or about February 26, 1999.

     The Board has fixed the close of business on January 20, 1999 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, 49,439,030 Shares were outstanding. Each shareholder is entitled to one vote per Share held of record on the Record Date. Cumulative voting is not permitted.

     The holders of a majority of the Shares present in person or by properly executed proxies are required to constitute a quorum to transact business at the Annual Meeting. All Shares represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. In voting by proxy in regard to the election of directors to serve until the 2000 annual meeting of shareholders or until their respective successors are duly elected and qualified, shareholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. If no instructions are indicated, such proxies will be voted FOR the election of all nominees as directors. The directors are elected by a plurality of the votes cast by the holders of Shares entitled to vote at the Annual Meeting if a quorum is present. The Board does not know of any matters, other than the matters described in the Notice of Annual Meeting attached to this Proxy Statement, that will come before the Annual Meeting.

     No specific provisions of the Tennessee Business Corporation Act, the Company's Charter or the Company's Bylaws address the issue of abstentions or broker non-votes. Abstentions and broker non-votes will be treated as Shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes either in favor of or against a particular proposal. If a broker or nominee holding Shares in "street" name indicates on the proxy that it does not have discretionary authority to vote on a particular matter, those Shares will not be voted with respect to that matter and will be disregarded for the purpose of determining the total number of votes cast with respect to a proposal.

     If a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn or postpone the Annual Meeting with or without a vote of the shareholders. If the Company proposes to adjourn the Annual Meeting by a vote of the shareholders, the persons named in the enclosed proxy card will vote all Shares for which they have voting authority in favor of such adjournment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the

Annual Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to: Shoney's, Inc., 1727 Elm Hill Pike, Nashville, Tennessee 37210, Attention: F.E. McDaniel, Jr., Secretary and General Counsel.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

                       PROPOSAL 1.  ELECTION OF DIRECTORS

     The Company's Bylaws provide that the Board shall consist of not less than seven and not more than twelve directors, the exact number to be set by the Board. The current Board consists of nine members. Effective as of the date of the Annual Meeting, the Board has fixed the number of directors at eight. One current director, C. Stephen Lynn, is not standing for re-election to the Board.

     It is intended that proxies received in response to this solicitation will be voted in favor of the election of each of the nominees to be directors of the Company until the 2000 annual meeting of shareholders or until their successors are elected and qualified, unless authority to vote is withheld. If for any reason any such nominee is not a candidate when the election occurs, which event is not anticipated, it is the intention of the persons named in the enclosed proxy card to vote for the remaining nominees named thereon and to vote in accordance with their best judgment for any substitute nominees that are named.

     If a proxy is executed in such manner as not to withhold authority to vote for the election of directors, then the persons named in the enclosed proxy card will vote such proxy for the election of the nominees listed below, reserving, however, full discretion to cast votes for other persons if any nominee is unable or unwilling to serve. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable.

NOMINEES FOR THE BOARD

     Each nominee's principal occupation, age, and period of service as a director of the Company are set forth below. All of the nominees are presently serving on the Board.

J. MICHAEL BODNAR                                           Age -- 54
President and Chief Executive Officer                       Director since 1997
Shoney's, Inc.

Mr. Bodnar was named President and Chief Executive Officer of the Company in November 1997. See "Certain Transactions." Mr. Bodnar has served as President of Bodnar Investment Group, Inc., a real estate investment company focusing primarily on the restaurant industry, since 1984. From January 1986 through May 1996, Mr. Bodnar served as President of Triangle Management Group, Inc., a restaurant management company. See "Executive Compensation -- Employment Contracts."

JEFFRY F. SCHOENBAUM                                        Age -- 51
Private Investor                                            Director since 1996

Mr. Schoenbaum is a private investor and since 1987 has served as Vice President of Nurad Investments, an investment holding company. He also serves as a member of the board of directors of the Schoenbaum Family Foundation. Jeffry F. Schoenbaum is the brother of Raymond D. Schoenbaum.

RAYMOND D. SCHOENBAUM                                       Age -- 52
Chairman of the Board                                       Director since 1997
Shoney's, Inc.

Since April 1995, Mr. Schoenbaum has been President of Schoenbaum Limited, a restaurant management company. Mr. Schoenbaum has also served since March 1996 as the President and Chief Executive Officer of Just Having Fun Restaurants, Inc., a restaurant company currently developing a new restaurant concept in Atlanta, Georgia. From June 1984 to March 1995, he served as the Chairman of the Board of Innovative Restaurant Concepts, Inc., a restaurant management company which owned and operated Rio Bravo, Ray's on the River, and Green Hills Grille restaurants. Mr. Schoenbaum sold this company to Applebee's International, Inc. in March 1995. Mr. Schoenbaum was a member of the board of directors of Applebee's International, Inc. from March 1995 to August 1997. He also serves as a member of the board of directors of the Schoenbaum Family Foundation. Mr. Schoenbaum was elected to the Board of Directors in August 1997 and became Chairman of the Board effective January 1, 1999.

WILLIAM A. SCHWARTZ                                         Age -- 60
President and Chief Executive Officer                       Director since 1997
FMB Enterprises, Inc.

Mr. Schwartz is President and Chief Executive Officer of FMB Enterprises, Inc., which he founded in 1988. FMB Enterprises, Inc. is a general partner in Capital Cable, L.P., which owns and operates several cable television systems and manages a large portfolio of investments. Since 1990, Mr. Schwartz has been involved in the ownership and operation of television stations, serving as Chief Executive Officer of Cannell Communications, L.P. from February 1990 to December 1995 and as Chief Executive Officer of First Media Television, L.P. from January 1995 through November 1997. From September 1985 to December 1987, Mr. Schwartz was President and Chief Operating Officer of Cox Enterprises, Inc., a large diversified media company.

CARROLL D. SHANKS                                           Age -- 71
Retired Vice Chairman                                       Director since 1997
American General Life & Accident Insurance Company

Mr. Shanks retired in December 1992 as Vice Chairman of American General Life & Accident Insurance Company. Mr. Shanks serves as a member of the board of directors of NationsBank of Tennessee, a subsidiary of NationsBank, N.A., and on the boards of numerous non-profit organizations.

FELKER W. WARD, JR.                                         Age -- 65
Chairman of the Board and                                   Director since 1998
Chief Executive Officer
Pinnacle Investment Advisors, Inc.

Mr. Ward has served as Chairman of the Board and Chief Executive Officer of Pinnacle Investment Advisors, Inc., an investment advisor, since its formation in April 1994. From December 1992 to July 1996, Mr. Ward also served as Chairman of Ward Bradford & Co., L.P., a financial services company. Since 1979, Mr. Ward has served as the President and Vice Chairman of Concessions International, Inc., an owner and operator of food, beverage, gift and duty-free shops in airports.

WILLIAM M. WILSON                                           Age -- 50
President                                                   Director since 1997
Cherokee Equity Corporation

Mr. Wilson, since 1984, has served as President of Cherokee Equity Corporation, an investment holding company. Since 1979, Mr. Wilson has also served as President of Cherokee Properties, Inc., a real estate investment company.

JAMES D. YANCEY                                             Age -- 57
President and Chief Operating Officer                       Director since 1998
Synovus Financial Corp.

Mr. Yancey served as Vice Chairman of Synovus Financial Corp., a financial services company, from March 1992 until February 1998, at which time he became President and Chief Operating Officer. He also has served as a director since 1978.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During the fiscal year ended October 25, 1998 (the "1998 Fiscal Year"), the Board held four regular and eight special meetings. During the 1998 Fiscal Year, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which the individual director served.

     The Board has standing Executive, Audit, Human Resources and Compensation, Franchise Relations, and Nominating committees that assist it in discharging its responsibilities. These committees, their members, and functions are discussed below.

     The Executive Committee presently is composed of five directors: Bodnar (Chairperson), Raymond Schoenbaum, Schwartz, Ward, and Yancey. Between meetings of the Board, the Executive Committee may exercise all of the powers of the Board except that it may not: (1) authorize dividends except pursuant to a formula preapproved by the Board; (2) submit matters to a vote of shareholders;
(3) fill vacancies on the Board or any of its committees; (4) amend the Company's Charter or adopt, amend, or repeal its Bylaws; (5) authorize a plan of merger; (6) authorize or approve acquisitions of Shares except pursuant to a formula preapproved by the Board; or (7) authorize or approve the issuance or sale of Shares. The Executive Committee met three times during the 1998 Fiscal Year.

     The Audit Committee presently is composed of four directors: Schwartz (Chairperson), Jeffry Schoenbaum, Wilson, and Yancey. Responsibilities of this committee include engagement of independent auditors, review of audit fees, supervision of matters relating to the Company's internal and external audit functions, review and setting of internal policies and procedures regarding audits, accounting and other financial controls, and review of related party transactions. The Audit Committee met six times during the 1998 Fiscal Year.

     The Human Resources and Compensation Committee (the "HRC Committee") presently is composed of three directors: Shanks (Chairperson), Ward, and Yancey. Responsibilities of this committee include review and oversight of the Company's personnel policies, monitoring the Company's results under affirmative action plans adopted by the Company and general oversight of the Company's personnel and/or human resources functions. Responsibilities of this committee also include approval of remuneration arrangements for executive officers of the Company, review of compensation plans relating to executive officers and directors, including grants of stock options and other benefits under the Company's compensation plans, and general review of the Company's employee compensation policies. The HRC Committee met eight times during the 1998 Fiscal Year. No member of the HRC Committee has been an employee of the Company at any time and no member has any relationship with either the Company or the Company's officers requiring disclosure under applicable regulations of the Securities and Exchange Commission (the "SEC").

     The Franchise Relations Committee presently is composed of three directors:
Wilson (Chairperson), Jeffry Schoenbaum, and Shanks. Responsibilities of this committee include keeping the Board apprised of the concerns and suggestions of the Company's franchisees and acting as an issue resolution committee to mediate disputes between franchisees and between franchisees and the Company. The Franchise Relations Committee met one time during the 1998 Fiscal Year.

     The Nominating Committee presently is composed of three directors: Raymond Schoenbaum (Chairperson), Schwartz, and Ward. The Nominating Committee considers and recommends nominees for director for consideration by the Board. Although the Nominating Committee does not solicit suggestions for nominees for the Board, suggestions for nominees by security holders accompanied by biographical data will be considered if submitted to the Company's Secretary in accordance with the Company's Bylaws. The Nominating Committee met four times during the 1998 Fiscal Year.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSED NOMINEES TO THE BOARD.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than ten percent of the Shares are required to report their ownership of the Shares and any changes in that ownership to the SEC and the New York Stock Exchange (the "NYSE"). These persons also are required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during the 1998 Fiscal Year. Based solely on a review of the reports furnished to the Company or written representations from the Company's directors and executive officers, the Company believes that all of these filing requirements were satisfied by the Company's directors, executive officers, and ten percent holders during the 1998 Fiscal Year.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning persons, other than officers and directors, who, as of the Record Date, are known to management to be the beneficial owners of more than 5% of the Shares. The Company has no other class of equity securities outstanding.

                                                   SHARES            PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIALLY OWNED     OF CLASS
------------------------------------          ------------------     --------
R.L. Danner(1).............................   4,249,302              8.6%
  2 International Plaza, Suite 510
  Nashville, TN 37217

Betty J. Schoenbaum(2).....................   3,394,480              6.9%
  5541 Gulf of Mexico Drive
  Longboat Key, FL 34228

Dimensional Fund Advisors, Inc.(3).........   3,107,024              6.3%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

Loomis, Sayles & Company, L.P.(4)..........   6,161,009             11.1%
  One Financial Center
  Boston, MA 02111

----------------
(1) Includes 83,068 Shares owned by Mr. Danner's wife and 7,101 Shares held in trust for Mr. Danner's son, over which Mr. Danner's wife has sole voting and dispositive power. The information regarding Shares beneficially owned is based upon the Schedule 13D filed by Mr. Danner with the SEC on April 17, 1997.
(2) Includes 2,703,388 Shares held in Schoenbaum Ventures Limited Partnership; 200,000 Shares held in the Alex Schoenbaum Charitable Trust; 35,750 Shares held by the Schoenbaum Family Foundation; and 395,342 Shares held in a revocable living trust, controlled by Ms. Schoenbaum. Ms. Schoenbaum has sole voting and dispositive power with respect to the Shares held in Schoenbaum Ventures Limited Partnership and shared voting and dispositive power with respect to the Shares held by the Alex Schoenbaum Charitable Trust, the Schoenbaum Family Foundation, and the revocable living trust. Ms. Schoenbaum is the mother of Jeffry F. and Raymond D. Schoenbaum.
(3) Dimensional Fund Advisors, Inc. ("DFA") is a registered investment advisor. DFA has sole voting power and sole dispositive power with respect to all 3,107,024 Shares. The information regarding Shares beneficially owned is based upon the Schedule 13G filed by DFA with the SEC on February 11, 1999.
(4) Loomis, Sayles & Company. L.P. ("LSC") is a registered investment advisor. LSC's beneficial ownership is based upon its ownership of securities that are convertible into Shares. LSC has sole voting power with respect to 4,881,406 Shares and shared voting power with respect to 975,829 Shares. LSC has shared dispositive power with respect to all 6,161,009 Shares. The information regarding Shares beneficially owned is based upon the Schedule 13G filed by LSC with the SEC on February 10, 1999.

     The following table sets forth the number of Shares held beneficially, directly, or indirectly, as of the Record Date, by all directors and nominees for director, the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of the 1998 Fiscal Year (these officers being hereinafter referred to as the "Named Executive Officers"), and by all current directors and executive officers as a group, together with the percentage of the outstanding Shares which such ownership represents. Unless otherwise indicated, beneficial ownership consists of sole voting and dispositive power based on 49,439,030 Shares issued and outstanding as of the Record Date.

                                                 SHARES              PERCENT
NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED(1)    OF CLASS
------------------------------------        ------------------       --------
James W. Arnett, Jr.....................      46,560(2)                 *
J. Michael Bodnar.......................     625,733                   1.3%
Haney A. Long, Jr.......................     108,294                    *
C. Stephen Lynn.........................     656,071                   1.3%
Jeffry F. Schoenbaum....................     584,192(3)                1.2%
Raymond D. Schoenbaum...................     898,468(4)                1.8%
William A. Schwartz.....................       1,000                    *
Carroll D. Shanks.......................       2,200                    *
Robert A. Speck.........................      39,211                    *
Ronald E. Walker........................     106,848(5)                 *
Felker W. Ward, Jr......................       1,000                    *
William M. Wilson.......................      11,000                    *
James D. Yancey.........................      41,000                    *

All current directors and executive
  officers as a group (25 persons)......   3,374,687                   6.7%

----------------
 *  Less than one percent.

(1) Includes Shares subject to options to purchase Shares which are exercisable or become exercisable within 60 days of the date hereof, and are held by the following persons: James W. Arnett, Jr. (4,000); J. Michael Bodnar (249,998); Haney A. Long, Jr. (65,680); C. Stephen Lynn (400,000); Jeffry F. Schoenbaum (2,000); William A. Schwartz (1,000); Carroll D. Shanks (1,000); Robert A. Speck (28,000); Ronald E. Walker (42,000); Felker W. Ward, Jr (1,000); William M. Wilson (1,000); James D. Yancey (1,000); current directors and executive officers as a group (948,112). Such Shares are deemed to be outstanding for the purpose of computing the percentage of outstanding Shares owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.
(2) Includes 2,338 Shares held by Mr. Arnett's wife and 2,038 Shares held by Mr. Arnett's wife as custodian for their daughter.
(3) Includes 17,340 Shares held by Chase Manhattan Bank as custodian for Mr. Schoenbaum's children, 2,953 Shares held by Mr. Schoenbaum's wife, and 432,902 Shares held in a trust for the benefit of Mr. Schoenbaum. Also includes 35,750 Shares owned by the Schoenbaum Family Foundation, of which Mr. Schoenbaum is a director. Mr. Schoenbaum disclaims beneficial ownership of the Shares owned by the Schoenbaum Family Foundation.
(4) Includes 290,900 Shares held in a trust for the benefit of Mr. Schoenbaum, 10,267 Shares owned by Mr. Schoenbaum's wife, 42,982 Shares held by Mr. Schoenbaum as custodian for Mr. Schoenbaum's son, and an aggregate of 7,569 Shares held in trusts for the benefit of Mr. Schoenbaum's sons. Also includes 35,750 Shares owned by the Schoenbaum Family Foundation, of which Mr. Schoenbaum is a director. Mr. Schoenbaum disclaims beneficial ownership of the Shares owned by the Schoenbaum Family Foundation.
(5)   Includes 150 Shares held by Mr. Walker as custodian for his daughter.

                        EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid or accrued by the Company during the three fiscal years ended October 25, 1998 to the Named Executive Officers.

                      SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                    ANNUAL COMPENSATION               COMPENSATION
                             --------------------------------  -----------------------
                                                    OTHER                               ALL
                                                    ANNUAL     RESTRICTED   SECURITIES  OTHER
NAME AND                                            COMPENSA   STOCK        UNDERLYING  COMPEN-
PRINCIPAL POSITION     YEAR  SALARY($)   BONUS($)   TION($)(1) AWARDS($)    OPTIONS(#)  SATION($)
------------------     ----  ---------   --------   --------   ----------   ----------  ----------
J. Michael Bodnar      1998   452,567     300,000     --          --        1,000,000    49,887 (2)
  President and Chief
  Executive Officer
Ronald E. Walker       1998   185,600     207,520     --          --          122,500     3,934 (3)
  President and Chief  1997   153,969      49,896     --          --             --       4,505
  Operating Officer -  1996   135,955      64,800     --          --          225,000     4,648
  Captain D's
Haney A. Long, Jr.
  President and Chief  1998   196,538    172,800      --          --          102,500     7,488 (4)
  Operating Officer -  1997   188,462     47,500      --          --           25,000    53,259
  Distribution and     1996    24,904     35,000      --          --           71,914    53,985
  Manufacturing
James W. Arnett, Jr.(5)1998   238,078       2,400     --          --           45,000      --
  Senior Vice          1997   179,814      50,000     --          --             --       1,729
  President -          1996    70,865        --       --          --          200,000     1,941
  Shoney's Restaurants
Robert A. Speck
  Senior Vice          1998   192,444      44,816                              50,000     1,347 (6)
  President -          1997   186,537      33,023     --          --             --        --
  Strategic Planing    1996   157,962        --       --          --          280,000      --
C. Stephen Lynn(7)
  Chairman, Chief      1998   546,154       --      52,594(8)   93,500(9)        --     298,435 (10)
  Executive Officer    1997   500,000       --      45,246(8)   80,438(9)     250,000    35,000
  and President        1996   491,747       --      94,708(8)  167,063(9)   1,250,000    42,092
----------------
(1)   As to "Other Annual Compensation", although executive officers receive perquisites and other personal benefits (e.g., Company furnished automobiles), the aggregate amount of such perquisites or other personal benefits does not exceed the lesser of: (a) $50,000; or (b) 10% of the annual salary and bonus for any of the persons listed in the Summary Compensation Table.
(2)   Mr. Bodnar was elected as the Company's CEO on November 12, 1997 when Mr. Lynn resigned as the Company's
      President and CEO.  Mr. Bodnar's employment agreement is described below under "Employment
      Agreements."  The amount set forth in "All Other Compensation" represents certain expenses incurred by
      Mr. Bodnar in connection with his relocation ($37,594), a tax equalization bonus relative to certain taxable relocation benefits ($8,727) and certain legal expenses incurred by Mr. Bodnar in connection with the negotiation of his employment agreement for which he was reimbursed by the Company ($3,566).
(3)   Represents amounts paid pursuant to the Company's restaurant group ownership plans established in prior years, in which partnerships composed of employees have acquired up to a 30% interest in groups of restaurants.
(4)   Represents certain expenses incurred by Mr. Long in connection with his relocation ($5,596) and the
      Company's matching contribution to Mr. Long's account under the Company's 401(k) plan ($1,892).
(5)   Mr. Arnett resigned from the Company effective November 9, 1998.
(6)   Represents the Company's matching contribution to Mr. Speck's account under the Company's Supplemental
      Executive Retirement Plan.
(7)   Mr. Lynn resigned as President and Chief Executive Officer effective November 12, 1997.  Mr. Lynn continued to serve as Chairman of the Board through December 1998.  See "-- Employment Contracts."
(8)   Represents tax equalization bonus paid with respect to the receipt of restricted Shares in each of the years indicated. See Note (9).
(9)   Represents the value of 17,000 Shares received by Mr. Lynn pursuant to his employment agreement, with a fair market value on the date of distribution in 1998 of $93,500 ($5.50 per share); in 1997 of $80,438
      ($4.875 per share); and in 1996 of $167,063 ($10.125 per share).  See Note (8).  At October 25, 1998, Mr.
      Lynn held an aggregate of 50,000 restricted Shares with a fair market value of $106,250.
(10)  Represents expenses for office, secretarial and related expenses paid on
      Mr. Lynn's behalf following his resignation as President and Chief Executive Officer ($248,852) and life insurance premiums paid on Mr. Lynn's behalf pursuant to his employment agreement ($49,583).

OPTION GRANTS IN LAST FISCAL YEAR

     Shown below is information concerning stock options granted to the Named Executive Officers during the 1998 Fiscal Year:

                               % OF TOTAL                                POTENTIAL REALIZABLE VALUE
              NUMBER OF         OPTIONS                                  AT ASSUMED ANNUAL RATES OF
              SECURITIES       GRANTED TO     EXERCISE                    STOCK PRICE APPRECIATION
              UNDERLYING       EMPLOYEES      OR BASE                          FOR OPTION TERM
               OPTIONS         IN FISCAL      PRICE        EXPIRATION    --------------------------
NAME           GRANTED            YEAR      ($/SHARE)(1)      DATE         5% ($)           10% ($)
----          ----------       ----------   ------------   ----------    ----------       ---------
Mr. Arnett     20,000           0.47%       $ 3.13         01/15/03      $  39,306        $   99,609
               25,000           0.59%       $ 5.00         02/24/08      $  50,888        $  118,590

Mr. Bodnar    500,000          11.85%       $ 4.69         11/12/07      $ 954,142        $ 2,223,556
              166,667           3.95%       $ 5.40         11/12/07      $ 199,298        $   622,436
              166,667           3.95%       $ 6.50         11/12/07      $  15,964        $   439,103
              166,666           3.95%       $ 7.75         11/12/07      $    -           $   230,768

Mr. Long        2,500           0.06%       $ 3.13         01/15/03      $   4,913        $   12,451
              100,000           2.37%       $ 5.00         02/24/08      $ 203,550        $  474,359

Mr. Speck      25,000           0.59%       $ 3.13         01/15/03      $  49,132        $  124,511
               25,000           0.59%       $ 5.00         02/24/08      $  50,888        $  118,590

Mr. Walker     22,500           0.53%       $ 3.13         01/15/03      $  44,219        $  112,060
              100,000           2.37%       $ 5.00         02/24/08      $ 203,550        $  474,359
----------------
(1)   The exercise price of the options granted is at least 100% of the fair market value of the Shares on the date of grant.  The options that expire on January 15, 2003 vest (become exercisable) at a cumulative rate of 20% per year for four years and in full after four years and eight months. The remaining options vest at a cumulative rate of 20% per year and in full after five years.

AGGREGATED FISCAL YEAR-END OPTION VALUES

     Shown below is information with respect to unexercised options to purchase Shares held by such officers as of the end of the 1998 Fiscal Year. During the 1998 Fiscal Year, none of the Named Executive Officer exercised options to purchase Shares pursuant to the Company's stock option plans.

                 NUMBER OF SECURITIES
                UNDERLYING UNEXERCISED
                   OPTIONS HELD AT
                   OCTOBER 25, 1998
             ----------------------------
NAME         EXERCISABLE    UNEXERCISABLE
------       -----------    -------------
Mr. Arnett       0             45,000
Mr. Bodnar       0          1,000,000
Mr. Long       45,180         117,500
Mr. Lynn      300,000       1,450,000
Mr. Speck      12,000          68,000
Mr. Walker     17,500         132,500

     The Company has never awarded stock appreciation rights to any employee, has no long-term incentive plans, as that term is defined in SEC regulations, and has no defined benefit or actuarial plans covering any employees of the Company. In addition, as of the end of the 1998 Fiscal Year, no Named Executive Officer held an option that had any value at that time.

COMPENSATION OF DIRECTORS

     Directors who are also officers of the Company do not receive additional compensation for service on the Board. Directors who are not also officers of the Company receive a quarterly retainer of $4,000 in addition to $1,000 plus expenses for each Board or committee meeting they attend. Pursuant to the Company's Share Compensation Arrangement for Non-Employee Directors, at least 35 percent, or at an individual director's election, up to 100 percent of a director's quarterly fees, is to be paid in Shares, rather than cash.

     In addition, each non-employee director participates in the Shoney's, Inc. Directors' Stock Option Plan (the "Directors' Plan"). Non-employee directors receive an option for 5,000 Shares upon their election to the Board. Non-employee directors, upon the fifth anniversary of the grant of their most recent option under the Directors' Plan, are awarded an additional option for 5,000 Shares. As of the end of the 1998 Fiscal Year, there were six participants under the Directors' Plan who held options covering an aggregate of 30,000 Shares at exercise prices ranging from $3.19 to $9.50 per Share. During the 1998 Fiscal Year, there were no exercises of options granted under the Directors' Plan.

EMPLOYMENT CONTRACTS

     The Company has employment agreements with Messrs. Lynn and Bodnar. In connection with the commencement of his employment with the Company, Mr. Lynn and the Company entered into an employment agreement in April 1995. At the time of Mr. Lynn's resignation as President and Chief Executive Officer of the Company in November 1997, Mr. Lynn and the Company amended and restated the employment agreement to provide for Mr. Lynn's continuing employment as Chairman of the Board. The amended and restated agreement provided for Mr. Lynn to serve as Chairman of the Board of the Company until December 31, 1998 (the "Initial Term"). The agreement provides that Mr. Lynn will receive an annual salary of $550,000 during the Initial Term and will receive severance payments aggregating $183,333 during the period from January 1, 1999 through April 30, 1999. The agreement provides that all options held by Mr. Lynn will vest on April 30, 1999 and that he will be entitled to exercise such options within 90 days thereafter.

     Mr. Bodnar's employment agreement provides for a term expiring on December 31, 2000. In the event a Change in Control occurs during the term of Mr. Bodnar's agreement, the employment term will be automatically extended for two additional years. For purposes of the agreement, a Change in Control is deemed to occur if (i) any person acquires more than 50% of the Company's outstanding voting securities; (ii) all or substantially all of the assets of the Company are sold; (iii) the Company's shareholders approve a plan of liquidation or dissolution; or (iv) individuals who at the beginning of the term constitute the members of the Board of Directors cease for any reason other than at the request or with the concurrence of Mr. Bodnar to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the term of the agreement.

     Mr. Bodnar's agreement provides for a base salary of $500,000 per year through December 31, 1998. During the remainder of the term of the agreement, Mr. Bodnar's base salary will be determined by the HRC Committee; provided that the HRC Committee may not decrease Mr. Bodnar's base salary below $500,000 per year. Bonuses for Mr. Bodnar are based upon a plan to be agreed upon by Mr. Bodnar and the Company; however, pursuant to his employment agreement, he received a minimum bonus of $300,000 during the 1998 Fiscal Year.

     The agreement also provides that Mr. Bodnar will receive 40,000 restricted Shares on each of December 31, 1998, 1999, and 2000. On each such date, Mr. Bodnar is paid a tax equalization bonus based on the value of the Shares received. Mr. Bodnar's employment agreement also grants him options to purchase an aggregate of 1,000,000 Shares as follows: 500,000 Shares at an exercise price of $4.69 per Share; 166,667 Shares at an exercise price of $5.40 per Share; 166,667 Shares at an exercise price of $6.50 per Share; and 166,666 Shares at an exercise price of $7.75 per Share. The agreement also provides that the Company will pay certain expenses incurred in connection with his relocation to Nashville.

     In the event the Company terminates Mr. Bodnar's employment without Cause, Mr. Bodnar will be entitled to receive severance pay equal to the greater of (i) an amount equal to the base salary and bonus paid or accrued on Mr. Bodnar's behalf for the 12 months immediately prior to the month in which the termination took place or (ii) the amount due Mr. Bodnar for base salary during the balance of the current employment term, including any extension thereof resulting from the occurrence of a Change in Control. In addition, Mr. Bodnar will be entitled to a formula bonus as set forth in the agreement based upon the Company's most recently completed 12 month period. If the Company terminates Mr. Bodnar's employment without Cause, all stock options then held by Mr. Bodnar will become fully vested and exercisable in accordance with their respective terms for a minimum of 90 days thereafter, and his benefits under the Company's benefit plans will continue until the earlier of the expiration of the term of the agreement or such time as Mr. Bodnar is covered or permitted to be covered by benefit plans of another company.

     In the event Mr. Bodnar resigns other than within 90 days of a Change in Control or is terminated for Cause, Mr. Bodnar is entitled to no severance payments under his employment agreement and all stock options that are not vested prior to the effective date of the termination shall lapse and be void. Cause for termination includes (i) willful failure to carry out any material lawful duties assigned to Mr. Bodnar by the Board which duties are commensurate with those of similarly situated employees; (ii) breach of fiduciary duty involving personal profit; (iii) conviction of any felony, any crime involving the Company's business, or any crime resulting in imprisonment; (iv) intentional breach of any material provision of the employment agreement; or (v) unsatisfactory performance by Mr. Bodnar of his duties as a result of alcohol or drug abuse. In addition to the two-year extension of his employment term in the event of a Change in Control, Mr. Bodnar, at his option, may terminate his employment within 90 days after such Change in Control, in which case he will receive the greater of (i) an amount equal to two times the base salary and bonus paid or accrued on Mr. Bodnar's behalf during the 12 months immediately prior to the month in which the termination took place or (ii) the amount due as base salary during the balance of his employment term. In the event of such a termination, all stock options then held by Mr. Bodnar will become fully vested and exercisable in accordance with their terms, and his benefits under the Company's benefit plans will continue until the earlier of the expiration of the term of the agreement or such time as Mr. Bodnar is covered or permitted to be covered by benefit plans of another company.

     Each employment agreement terminates upon the death or disability of the employee and the employee is entitled to certain benefits in the event of a termination resulting from disability. Each employment agreement also contains a covenant by the employee not to disclose any confidential information or trade secrets of the Company and provides that, in the event of the termination of the employee for cause or the resignation of the employee, the employee may not compete with the Company within the United States for one year.

MANAGEMENT RETENTION AGREEMENTS

     The Company has management retention agreements with Messrs. Long, Speck and Walker that provide for the payment of two times their respective base salary in the event of termination without good cause or resignation for a "good reason" (as defined in the agreement) within a one-year period following a Change in Control of the Company. In addition, the agreements provide that these officers will continue to be covered by the Company's welfare plans for a period of one year (the "Coverage Period") following termination of employment as specified above and, for purposes of the Company's incentive plans, shall be deemed to be an employee of the Company during the Coverage Period and shall be given service credit for the Coverage Period. The Company has entered into similar management retention agreements providing for the payment of either one or two times such officer's base salary (based upon such officer's duties) with 19 other officers of the Company.

REPORT ON REPRICING OF OPTIONS

     On December 29, 1997, the HRC Committee approved a program to reprice certain "performance based" stock options that had been granted to certain of the Named Executive Officers. This followed the HRC Committee's approval of the repricing of options covering 940,772 Shares for all other employees. The option repricing was proposed by management and approved by the HRC Committee because the vast majority of the outstanding options were of little or no value, which was causing a negative effect upon employee motivation and retention.
The option repricing modified the terms of certain options held by the executive officers of the Company. With respect to options for one million Shares, 90% were cancelled and 10% were reissued and/or reset at an exercise price of $3.125 (the market price at the time of repricing). The reissued options had terms of five years and vested at a cumulative rate of 20% per year for four years and in full after four years and eight months. With respect to the effects of the option repricing upon the Company's executive officers, see "10-Year Option Repricings" below.

     The foregoing report has been furnished by the members of the HRC
Committee:

                                          Carroll D. Shanks (Chairperson)
                                          Felker W. Ward, Jr.
                                          James D. Yancey

10-YEAR OPTION REPRICINGS

     Shown below is information with respect to repricing of options held by any executive officer during the last 10 completed fiscal years.

                                                                                          LENGTH OF
                                               MARKET PRICE    EXERCISE                 ORIGINAL TERM
                                    NUMBER      OF STOCK AT      PRICE                    REMAINING
                                  OF OPTIONS      TIME OF     AT TIME OF       NEW         AT DATE
                                   REPRICED     REPRICING OR  REPRICING OR   EXERCISE    OF REPRICING
NAME                      DATE    OR AMENDED(1)   AMENDMENT     AMENDMENT     PRICE      OR AMENDMENT
------                   -------  ----------    ------------  ------------   --------    ------------
Mr. Arnett(2)            1/15/98  20,000 shares   $3.125      $9.625         $3.125     6 yrs 3 mos
Mr. Long                 1/15/98   2,500 shares   $3.125      $9.625         $3.125     5 yrs 10 mos
Mr. Speck                1/15/98  25,000 shares   $3.125      $9.625         $3.125     5 yrs 8 mos
Mr. Walker               1/15/98  22,500 shares   $3.125      $9.625         $3.125     5 yrs 8 mos
F. E. McDaniel           1/15/98   5,000 shares   $3.125      $9.625         $3.125     5 yrs 10 mos
General Counsel          8/26/93   3,000 shares   $20.625     $25.75         $20.625    3 yrs 7 mos
and Secretary

Betty J. Marshall        1/15/98   2,500 shares   $3.125      $9.625         $3.125     5 yrs 10 mos
Senior Vice President -
Corporate Communications
and Community Relations

David Jordan(2)          1/15/98  17,500 shares   $3.125      $9.625         $3.125     5 yrs 8 mos
Senior Vice President -
Business Development

Gregory A. Hayes(2)      1/15/98   5,000 shares   $3.125      $9.625         $3.125     5 yrs 10 mos
Chief Financial Officer

H. Benny Ball(2)         8/26/93  3,000 shares    $20.625    $25.75         $20.625    3 yrs 7 mos
Robert Cooper(2)         8/26/93  2,500 shares    $20.625    $25.75         $20.625    3 yrs 7 mos
James M. Grout(2)        8/26/93  4,500 shares    $20.625    $25.75         $20.625    3 yrs 7 mos
Kevin Henderson(2)       8/26/93  2,500 shares    $20.625    $25.75         $20.625    3 yrs 7 mos
V. Michael Payne         8/26/93  3,000 shares    $20.625    $25.75         $20.625    3 yrs 7 mos
Charles R Porter(2)      8/26/93  4,500 shares    $20.625    $25.75         $20.625    3 yrs 7 mos
John Rieber(2)           8/26/93  3,000 shares    $20.625    $25.75         $20.625    3 yrs 7 mos
Michael J. Rose, Jr.(2)  8/26/93  4,000 shares    $20.625    $25.75         $20.625    3 yrs 7 mos
Daniel E. Staudt         8/26/93  4,500 shares    $20.625    $25.75         $20.625    3 yrs 7 mos
Charles Vaughn(2)        8/26/93  3,000 shares    $20.625    $25.75         $20.625    3 yrs 7 mos
                         8/26/93  3,500 shares    $20.625    $25.25         $20.625    4 yrs 7 mos
--------------
(1)   As indicated in the report on repricing of options, when options were repriced during the 1998 Fiscal
      Year, the employee was required to surrender 90% of the Shares subject to the option, with the new option being issued for 10% of the Shares previously under option.  As a result, the executive officers surrendered options for 900,000 Shares as follows: Mr. Arnett (180,000 Shares); Mr. Long (22,500
      Shares); Mr. Speck (225,000 Shares); Mr. Walker (202,500 Shares); Mr. McDaniel (45,000 Shares); Ms.
      Marshall (22,500 Shares); Mr. Jordan (157,500 Shares); Mr. Hayes (45,000 Shares).
(2)   These executive officers were no longer employed by the Company as of the end of the 1998 Fiscal Year.

               HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

INTRODUCTION

      The Company's approach to compensation seeks to link individual job performance and support of improved restaurant operations with achievement of strategic business objectives and creation of shareholder value. A critical component of this philosophy is the creation of an aggressive pay-for-performance environment that provides exceptional pay for exceptional performance. This report serves to provide relevant compensation information for the 1998 Fiscal Year.

COMPENSATION METHODOLOGY

      The compensation program for Company officers is designed and administered by the HRC Committee. In establishing the Company's executive compensation program, the HRC Committee takes into account current market data and compensation trends for comparable companies and gauges achievement of corporate, business unit, and individual performance objectives. Periodically, the HRC Committee reviews the overall effectiveness of the program in measuring and rewarding desired performance results in accordance with the Company's short-term and long-term strategic goals and initiatives. Among the companies for which compensation information was considered were the companies included in the S&P Restaurants-500 Stock Index. See "Shareholder Return Performance Graph." The selected peer group used for compensation analyses differs from the S&P Restaurants-500 Stock Index used for the Shareholder Return Performance Graph, however, because the HRC Committee's intent is to identify companies that have innovative, leading-edge practices in delivering superior compensation for superior performance. Thus, whereas there is some overlap between the two peer groups, the compensation peer group is broader, representing firms both within and outside the restaurant industry.

      The Company engages, as necessary, independent compensation consultants to assist management and the HRC Committee in assessing and evaluating the compensation of the Company's officers and the overall structure of its compensation plans. In general, the HRC Committee strives to maintain the Company's compensation levels consistent with survey-derived medians, and the Company's executive compensation programs, plans, and awards within conventional industry standards of reasonableness and competitive necessity.

COMPENSATION PHILOSOPHY

      In addition to attracting and retaining highly skilled management employees, the HRC Committee believes that effective compensation programs support the Company's strategic goals, promote the Company's operating culture, relate to value creation for Company shareholders, and provide competitive rewards to employees for outstanding contributions to overall Company performance and success.

      In association with the Company's strategic focus, the HRC Committee has adopted the following goals in its selection and design of executive compensation programs:

      - Set target base pay at the 50th percentile of the industry marketplace

      - Link incentive compensation to achievement of specific short-term and long-term business objectives

      - Leverage the compensation mix by emphasizing performance-based variable pay

      - Align management and shareholder interests through the use of equity-based pay

      -     Reward long-term, sustainable performance improvements

      - Align incentive compensation with the Company's key values of food quality, excellent restaurant operations, growth in same-store sales and corporate profitability.

COMPENSATION DELIVERY

      The Company's executive compensation program includes three components: base salary, annual incentives, and long-term incentives. Each component is designed to fulfill a specific purpose within the total compensation mix while supporting the overall compensation philosophy of the HRC Committee and the Company.

Base Salary

      Executive officers receive base salaries that the HRC Committee strives to maintain within a range of fifteen percent above or below the position's median base pay compared to the peer group used for compensation analysis. Many factors are included in determining base pay, such as the responsibilities of the officer, the scope of the position, length of service with the Company, and the Company's ability to pay an appropriate and competitive salary. Executives are eligible for periodic increases in their base pay as a result of individual performance or changes in their duties and responsibilities.

      The Company's near-term objective is to have base salary account for one-quarter to one-third of an executive's total direct compensation potential (base salary plus annual incentives plus long-term incentives). During the 1998 Fiscal Year, base salary increases for the Named Executive Officers were as follows:
Mr. Bodnar received no base salary increase during 1998; Mr. Walker received an increase of $41,600 (26.2%); Mr. Long received an increase of $9,500 (5%); and Mr. Arnett received an increase of $50,000 (26.3%); Mr. Speck received a lump sum payment in the amount of $3,774 (2%) with no increase to base salary.

ANNUAL INCENTIVES

      The Company's annual incentive plan for executive officers is designed to further motivate and reward behaviors that contribute to the achievement of business objectives while emphasizing growth in same-store sales and corporate profit. At the beginning of each year, specific performance goals are established for the Company, business units, and individual employees. These goals are weighted based upon the executive's responsibilities and ability to impact performance.

      Target award opportunities under the 1998 plan ranged from zero to 100% of base salary, depending on job level, responsibility, and accountability. The 1998 plan provided for pay-outs less than the target amount and for maximum awards of 150% of base salary.

      The 1998 plan aligned incentive bonuses with performance improvements through the establishment of target award opportunities for Company and business unit performance. The HRC Committee and the Company have determined that improvement in EBITDA (earnings before interest, taxes, depreciation, and amortization) is the appropriate value driver for performance measurement and one that translates into earnings per share growth.

      Additionally, individual performance criteria based upon a judgmental assessment of the achievement of individual performance objectives was considered by the HRC Committee in determining the 1998 Fiscal Year bonus payment amounts. These individual performance objectives generally constitute twenty to fifty percent of the total award opportunity available to the senior executive group, and are specifically linked to excellence in operations, profit, integrity, respect for others, and accomplishing agreed-upon individual objectives.

      Pursuant to Mr. Bodnar's employment contract, a minimum bonus of $300,000 was paid to him for the 1998 Fiscal Year. In accordance with the terms of the 1998 Plan, the other Named Executive Officers were paid annual incentive amounts as follows: Mr. Walker, $207,520; Mr. Long, $172,800; Mr. Arnett, $2,400; Mr. Speck, $44,816.

      The target incentive payments to the Named Executive Officers for the 1998 Fiscal Year were $914,350, while the actual incentive payments were $727,536. Messrs. Walker, Long, Arnett and Speck received aggregate annual incentive payments for the 1997 fiscal year of $188,298, compared to aggregate annual incentive payments in the 1998 Fiscal Year for these same four individuals of $427,536.

      All bonus pay-outs for FY98 were made 65% in cash and 35% in Shares.

LONG-TERM INCENTIVES

      The Company has utilized stock options and stock awards to motivate and reward performance that achieves the Company's long-term business objectives. The HRC Committee believes that stock options have been and remain an excellent vehicle for providing long-term financial incentives for management. Because the option exercise price for employees is equal to or greater than the fair market value of the Shares on the date of grant, employees recognize a gain only if the value of the Shares increases. Thus, employees with stock options are rewarded for their efforts that improve shareholder value.

      During the 1998 Fiscal Year, options for 2,833,038 Shares were granted to 36 officers (including options for 1,320,000 Shares granted to the Named Executive Officers). Generally, option exercise prices are set at 100% of fair market value on the date of grant, options vest at 20% per year and the options expire after 10 years. Stock options granted to Mr. Bodnar, described in greater detail below, were granted at or above market value and vest at 25% per year.

CHIEF EXECUTIVE OFFICER COMPENSATION

      On November 12, 1997, J. Michael Bodnar was named President and Chief Executive Officer of the Company. In connection with the engagement of Mr. Bodnar as the Company's President and Chief Executive Officer, the HRC Committee entered into negotiations with Mr. Bodnar regarding the terms of his employment. As a result of those negotiations, Mr. Bodnar's annual base salary was set at $500,000 and he was guaranteed a minimum bonus of $300,000 for the 1998 fiscal year. The HRC Committee considered the minimum bonus award in 1998 necessary to attract a highly qualified chief executive officer. In FY98 Mr. Bodnar was also eligible for an incentive award based on the achievement of financial performance targets in the Company's business plan. No additional bonus, other than the minimum bonus provided by his employment agreement contract, was paid to Mr. Bodnar during 1998.

      Mr. Bodnar will receive a total of 120,000 restricted Shares to be distributed in increments of 40,000 Shares each on December 31, 1998, 1999, and 2000. Mr. Bodnar will also receive a cash bonus for the amount of taxes arising from the restricted Share award with each such distribution of restricted Shares. The HRC Committee also granted Mr. Bodnar options to purchase 1,000,000 Shares as follows: 500,000 Shares at an exercise price of $4.69 per share (the fair market value of the Shares on the date of grant); 166,667 Shares at an exercise price of $5.40 per share; 166,667 Shares at an exercise price of $6.50 per share; and 166,666 Shares at an exercise price of $7.75 per share. This stock option design places a significant portion of Mr. Bodnar's total compensation at risk and links his compensation to the achievement of strategic business objectives and the creation of shareholder value. See "Executive Compensation -- Employment Contracts."

DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the tax deduction for compensation paid to the Company's Chief Executive Officer and four other most highly paid executive officers to $1.0 million, unless certain requirements are met. One of the requirements is that compensation over the $1.0 million limit must be "performance-based." Grants of stock options under the Company's stock incentive plans and payments of target incentive payments should be considered "performance-based."

     The HRC Committee intends for all compensation paid to the Company's executives to be fully deductible under federal tax laws, and intends to take such steps as are necessary to ensure continuing deductibility.

     The foregoing report has been furnished by the members of the HRC
Committee:

                                          Carroll D. Shanks (Chairperson)
                                          Felker W. Ward, Jr.
                                          James D. Yancey

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the return(1) on the Shares with the Standard & Poor's 500 Stock Index and the Standard & Poor's Restaurants-500 Stock Index for the last five years.(2)

Measurement Period                            S&P              S&P
(Fiscal Year Covered)    SHONEY'S, INC.       500           RESTAURANTS
1993                      100                100             100
1994                       65.22             104.18           97.43
1995                       43.48             130.74          138.26
1996                       33.15             161.51          146.78
1997                       21.47             220.80          156.73
1998                        9.24             254.71          212.59

----------------
(1) Return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and
      (B) the difference between the Share price at the end and beginning of the measurement period; by (ii) the Share price at the beginning of the measurement period. The measurement period in the graph set forth above begins on the last trading day of October 1993. The closing price on that date is the base amount, with cumulative returns for each subsequent twelve-month period measured as a change from that base. The cumulative return for each twelve-month period is calculated in relation to the base amount as of the last trading day of the Company's fiscal year.

(2) The Company's fiscal year ends on the last Sunday in October. The Standard & Poor's Restaurants-500 Stock Index for 1993, however, was only available as of the last trading day of each calendar month. Therefore, the performance data used by the Company in the graph for the Standard & Poor's Restaurants-500 Stock Index for 1993 is as of the last trading day of October.

                            CERTAIN TRANSACTIONS

      During the 1998 Fiscal Year, except as disclosed under "Executive Compensation," and except as set forth below, the Company's executive officers, directors and director nominees did not have significant business relations with the Company requiring disclosure under applicable SEC regulations and no such transactions are anticipated during fiscal year 1999.

     The Company leases real estate for the operation of one of its Shoney's restaurants in Charlotte, North Carolina from SSI, a joint venture, of which Mr. Bodnar is a 12.5% owner. The lease provides for annual rental of $60,000, plus additional rent equal to 6.0% of the restaurant's gross sales over $1.0 million. The lease expires on October 31, 2002, with the option by the Company to extend the term of the lease for an additional five-year period. During the 1998 Fiscal Year, the Company paid SSI aggregate rent of $72,126. The Company considers this lease to be comparable in terms to other leases with unaffiliated third parties.

     The Company leases real estate for the operation of its Texarkana, Arkansas Shoney's restaurant from PAB Realty, of which Mr. Bodnar is a 50% owner. The lease provides for annual rental of $70,800, plus additional rent equal to 5.5% of the restaurant's gross sales over a level determined in accordance with the lease. The lease expires on April 30, 2007, with the option by the Company to extend the term of the lease for up to two additional five-year periods. During the 1998 Fiscal Year, the Company paid PAB Realty aggregate rent of $70,800. The Company considers this lease to be comparable in terms to other leases with unaffiliated third parties.

      Stephen C. Sanders, an executive officer of the Company, indirectly operates three franchised Shoney's restaurants. When Mr. Sanders was employed by the Company in 1998, his retention of these franchises was reviewed and approved by the Audit Committee. The restaurants are operated pursuant to the Company's standard franchise agreements that would be entered into with unaffiliated third parties. In addition, these units purchase goods and equipment from the Company. The prices charged and the terms given on these purchases are the same as given to other unaffiliated franchisees. During the 1998 Fiscal Year, Mr. Sanders' restaurants paid royalties to the Company in the amount of $161,493 and made purchases from the Company in the amount of $1,649,274. It is anticipated that such payments and purchases will continue throughout the terms of the franchise agreements which expire (with the option of the franchisee to renew for an additional 20-year term) in 2008, 2014 and 2015 respectively.

                              INDEPENDENT AUDITORS

     Ernst & Young LLP has served as the Company's independent auditors since 1970. The Board normally engages independent auditors for the year at its March meeting. For that reason, at this time, no independent auditors have been engaged for the current fiscal year. It is expected, however, that Ernst & Young LLP will be retained as the Company's independent auditors for the current fiscal year.

     Representatives of Ernst & Young LLP have been requested to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

                               PROXY SOLICITATION

     Proxies are being solicited by and on behalf of the Board. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers, and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees, and fiduciaries for forwarding of proxy solicitation material to beneficial owners of Shares held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     To be considered for inclusion in the Company's proxy materials relating to the 2000 annual meeting of shareholders, such proposals must be submitted by eligible shareholders who have complied with the relevant regulations of the SEC and must be received no later than October 28, 1999. In addition, if the Company is not notified of a shareholder proposal by January 11, 2000, then the proxies held by management of the Company may provide the discretion to vote against such shareholder proposal, even though such proposal is not discussed in the proxy materials sent in connection with the 2000 annual meeting of shareholders. Shareholder proposals should be mailed to F.E. McDaniel, Jr., Secretary and General Counsel, Shoney's, Inc., 1727 Elm Hill Pike, Nashville, Tennessee 37210.

                                 OTHER BUSINESS

     The management of the Company is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.






























     Upon the written request of any record holder or beneficial owner of the Shares entitled to vote at the Annual Meeting, the Company, without charge, will provide a copy of its Annual Report on Form 10-K for the fiscal year ended October 25, 1998, together with financial statements and schedules, as filed with the SEC. Requests should be mailed to F.E. McDaniel, Jr., Secretary and General Counsel, Shoney's, Inc., 1727 Elm Hill Pike, Nashville, Tennessee 37210.

                                                                   APPENDIX A


PROXY                            SHONEY'S, INC.                            PROXY

                 ANNUAL MEETING OF SHAREHOLDERS, MARCH 23, 1999

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints J. Michael Bodnar and David L. Gilbert, or either of them, as proxies with power of substitution to vote all shares of the undersigned at the annual meeting of the shareholders of Shoney's, Inc. to be held on March 23, 1999, at 9:00 a.m. Central Standard Time in the Fifth Floor Auditorium of the First American Center, 300 Union Street, Nashville, Tennessee 37237, and at any adjournments or postponements thereof, in accordance with the directions given on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR.


                          (CONTINUED ON REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)

   (1) ELECTION OF DIRECTORS.

       [ ] FOR ALL                           [ ] WITHHOLD AS TO ALL
       [ ] FOR ALL EXCEPT

      (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                    CHECK THE BOX TO VOTE "FOR ALL EXCEPT" AND STRIKE A LINE THROUGH THE NOMINEE'S NAME WITH RESPECT TO WHOM YOU CHOOSE TO WITHHOLD AUTHORITY.)

      J.M. Bodnar; J.F. Schoenbaum; R.D. Schoenbaum; W.A. Schwartz; C.D. Shanks; F.W. Ward, Jr.; W.M. Wilson; and J.D. Yancey.

   (2) In their discretion, on such other matters as may properly come before the meeting.

                 PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY

                                                 -----------------------------
                                                           Signature

                                                 -----------------------------
                                                 Signature (if held jointly)

                                                 Dated:_________________, 1999


SIGNATURE OF SHAREHOLDER(S) SHOULD CORRESPOND EXACTLY WITH THE NAME PRINTED HEREON. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD GIVE FULL TITLE AND AUTHORITY.